                                                                    EXHIBIT 12.2

                                      WCI
                       RATIO OF EARNINGS TO FIXED CHARGES
                          (IN MILLIONS, EXCEPT RATIOS)

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
                                                  NINE MONTHS
                                                     ENDED
                                                 SEPTEMBER 30,                 YEARS ENDED DECEMBER 31,
                                                ----------------    ----------------------------------------------
                                                 1998      1997      1997      1996      1995      1994      1993
                                                ------    ------    ------    ------    ------    ------    ------
Earnings:
  Income before income taxes and
     extraordinary items.....................   $  387    $  423    $1,026    $  445    $  427    $  305    $  436
  Interest expense...........................       14        17        23        34        88       222        86
  Portion of rents representative of an
     interest factor.........................       14        13        17        16        21        18        17
  Adjustment for partially-owned subsidiaries
     and 50%-owned companies.................      673       658       898       685       736       721       751
  Undistributed (earnings) losses of less
     than 50%-owned companies................        5         6        (7)       13        29        (1)       11
                                                ------    ------    ------    ------    ------    ------    ------
       Total earnings........................   $1,093    $1,117    $1,957    $1,193    $1,301    $1,265    $1,301
                                                ------    ------    ------    ------    ------    ------    ------
                                                ------    ------    ------    ------    ------    ------    ------
Fixed Charges:
  Interest expense...........................   $   14    $   17    $   23    $   34    $   88    $  222    $   86
  Portion of rents representative of an
     interest factor.........................       14        13        17        16        21        18        17
  Adjustment for partially-owned subsidiaries
     and 50%-owned companies.................      466       435       589       574       662       639       641
                                                ------    ------    ------    ------    ------    ------    ------
       Total fixed charges...................   $  494    $  465    $  629    $  624    $  771    $  879    $  744
                                                ------    ------    ------    ------    ------    ------    ------
                                                ------    ------    ------    ------    ------    ------    ------
Ratio of earnings to fixed charges...........      2.2x      2.4x      3.1x      1.9x      1.7x      1.4x      1.7x
                                                ------    ------    ------    ------    ------    ------    ------
                                                ------    ------    ------    ------    ------    ------    ------
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